Exhibit 99.1

NEWS RELEASE

DATE:  January 26, 2007
BANK CONTACT:    James R. Clarkson, President & CEO
                                       jclarkson@horrycountystatebank.com
                                       843-839-6270

ANNOUNCEMENT:  HSCB DECLARES STOCK SPLIT

The Board of Directors of HCSB Financial Corporation has declared a 2 for 1 stock split in the form of a 100% stock dividend payable on February 13, 2007 to shareholders of record on January 30, 2007.

HCSB Financial Corporation is the parent company of Horry County State Bank and concluded the year 2006 with total assets of $359.5 million.

Horry County State Bank was organized in 1987 and opened for business on January 4, 1988 with one office in Loris. The bank recently opened its eleventh office in Carolina Forest. HCSB has also announced plans to begin construction of a new multi-story Operations Center in the Loris Commerce Center later this year.